INVESTMENT SUBADVISORY AGREEMENT

INVESTMENT SUBADVISORY AGREEMENT (the “Agreement”) made as of this 6th day of November, 2024, by and between Brown Advisory LLC (the “Adviser”), a limited liability company organized under the laws of the State of Maryland, with the Adviser’s principal place of business at 901 South Bond Street, Suite 400, Baltimore, MD 2123, and Vident Advisory, LLC d/b/a Vident Asset Management (the “Subadviser”), a limited liability company organized under the laws of the State of Delaware, with the Subadviser’s principal place of business at 1125 Sanctuary Parkway, Suite 515, Alpharetta, Georgia 30009.

W I T N E S S E T H

WHEREAS, pursuant to authority granted to the Adviser by the Board of Trustees (the “Board”) of The Advisors’ Inner Circle Fund III (the “Trust”), a Delaware statutory trust registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of the series set forth on Schedule A to this Agreement (each, a “Fund,” and, collectively, the “Funds”), and pursuant to the provisions of the Investment Advisory Agreement, dated as of November 6, 2024, by and between the Adviser and the Trust (the “Management Agreement”), the Adviser has selected the Subadviser to act as sub-investment adviser of each Fund and to provide certain related services, as more fully set forth below, and to perform these services under the terms and conditions hereinafter set forth; and

WHEREAS, each of the Adviser and the Subadviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Management Agreement contemplates that the Adviser may appoint a subadviser to perform some or all of the services for which the Adviser is responsible thereunder; and

WHEREAS, the Subadviser is willing to furnish these services to the Adviser and each Fund listed in Schedule A to this Agreement, as said Schedule may be amended from time to time upon mutual agreement of the parties.

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the parties do hereby agree as follows:

1.	The Subadviser’s Services.

(a) Discretionary Investment Management Services. The Subadviser shall act as sub-investment adviser with respect to each Fund in regard to those Fund assets as may be allocated by the Adviser to the Subadviser (the “Assets”). In said capacity, the Subadviser, subject to the written instructions and supervision of the Adviser and the Board, regularly shall provide the Fund with investment research, advice, and supervision and shall furnish continuously an investment program, consistent with the investment objectives and policies of the Fund. The Subadviser shall determine, from time to time, what securities shall be purchased for the Fund, what securities shall be held or sold by the Fund, and what portion of the Fund’s assets shall be held uninvested in cash, subject always to the provisions of the Trust’s Agreement and Declaration of Trust, the Trust’s By-Laws, and the Trust’s registration statement on Form N-1A (the “Registration Statement”) under the 1940 Act, and under the Securities Act of 1933, as amended (the “1933 Act”), covering Fund shares, as filed with the Securities and Exchange Commission (the “Commission”), and to the investment objectives, policies, and restrictions of the Fund, as each of the same from time to time shall be in effect. To carry out these obligations, the Subadviser shall exercise full discretion and act for the Fund in the same manner and with the same force and effect as the Fund itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other such things necessary or incidental to the furtherance or conduct of said purchases, sales, or other transactions. No reference in this Agreement to the Subadviser having full discretionary authority over the Fund’s investments in any way shall limit the right of either the Adviser or the Board, in either the Adviser’s or the Board’s respective sole discretion, to establish or revise policies in connection with the management of the Fund’s assets or to otherwise exercise either the Adviser’s or the Board’s respective right to control the overall management of the Fund’s assets. As applicable and appropriate, and without limiting the generality of the foregoing, the Subadviser has the authority to enter into trading agreements on behalf of the Fund and to adhere on the Fund’s behalf to the applicable International Swaps & Derivatives Association (“ISDA”) over-the-counter (“OTC”) derivatives transaction protocols and to enter into client agency agreements or other documents that may be required to effect OTC derivatives transaction through swap execution facilities (i.e., “SEFs”).

(b) Compliance. The Subadviser agrees to comply with the requirements of the 1940 Act, the Advisers Act, the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Commodity Exchange Act and the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules, regulations, and case law that relate to the services and relationships described hereunder and to the conduct of the Subadviser’s business as a registered investment adviser. The Subadviser also agrees to comply with the objectives, policies, and restrictions set forth in the Registration Statement, as amended or supplemented, of each Fund, and with any policies, guidelines, instructions, and procedures approved by the Board or the Adviser and provided to the Subadviser. The Subadviser shall maintain compliance procedures that the Subadviser believes are reasonably designed to ensure compliance with the foregoing applicable to the services provided by the Subadviser contemplated by this Agreement. No supervisory activity undertaken by the Adviser or by the Board shall limit the Subadviser’s full responsibility for any of the foregoing.

(c)  Proxy Voting. Pursuant to Board authority, the Adviser shall retain proxy voting authority with respect to each Fund and shall not delegate said authority to the Subadviser.

(d) Recordkeeping. The Subadviser shall not be responsible for the provision of administrative, bookkeeping, or accounting services to each Fund, except as otherwise provided herein or as may be necessary for the Subadviser to supply to the Adviser, the Trust, or the Trust’s Board the information required to be supplied under this Agreement.

The Subadviser shall maintain separate books and detailed records of all applicable matters pertaining to the Fund’s Assets advised by the Subadviser in accordance with all applicable laws and regulations under the 1940 Act, including but not limited to Rule 31a-1 under the 1940 Act, (other than those records being maintained by the Trust, Adviser, or any administrator, custodian, or transfer agent appointed by the Trust), relating to the Subadviser’s responsibilities provided hereunder with respect to the Fund, and shall preserve said records for the periods and in a manner prescribed therefore by Rule 31a-1 and 31a-2 under the 1940 Act (hereinafter, the “Fund Books and Records”). The Subadviser hereby agrees that the Fund Books and Records are the property of the Fund. The Fund Books and Records shall be available to the Adviser and the Board at any time upon request, shall be delivered to the Trust upon the termination of this Agreement (except that the Subadviser may retain copies of such documents as may be required by law), shall be available without delay during any day the Trust is open for business and available for inspection by regulators.

(e) Holdings Information and Pricing. The Subadviser shall provide regular reports regarding each Fund’s holdings, and, on the Subadviser’s own initiative, may furnish the Adviser, the Trust, and the Trust’s Board from time to time with whatever information the Subadviser believes is appropriate for this purpose. Subject to Rule 2a-5 and the provisions of the Adviser’s pricing procedures for the Fund, the Subadviser agrees to notify the Adviser and the Board promptly if the Subadviser has knowledge of a security’s price and reasonably believes that the value of such security held by a Fund may not reflect fair value. The Subadviser agrees to provide, upon reasonable request, any pricing information of which the Subadviser is aware to the Adviser, Trust, the Trust’s Board, its Valuation Designee, and/or any Fund pricing agent to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Trust’s valuation procedures for the purpose of calculating the Fund’s net asset value in accordance with procedures and methods established by the Board.

(f) Cooperation With Agents of the Adviser and the Trust. The Subadviser agrees to cooperate with and provide reasonable assistance to the Adviser, the Trust, any Trust custodian or foreign sub-custodians, any Trust pricing agents, and all other agents and representatives of the Adviser and the Trust with respect to such information regarding each Fund as said entities reasonably may request from time to time in the performance of said entities’ obligations, to provide prompt responses to reasonable requests made by said persons, and to establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

(g) Consultation With Other Subadvisers. In performance of the Subadviser’s duties and obligations under this Agreement, the Subadviser shall not consult with any other subadviser to a Fund or a subadviser to a portfolio that is under common control with the Fund concerning transactions for the Fund, except as permitted by the policies and procedures of the Fund. The Subadviser shall not provide investment advice with respect to any assets of the Fund other than the Assets managed by the Subadviser.

2.	Code of Ethics.

The Subadviser has adopted a written code of ethics that the Subadviser reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), which the Subadviser has provided to the Adviser and the Trust. The Subadviser shall ensure that the Subadviser’s “Access Persons” (as that term is defined in the Subadviser’s Code of Ethics) are required to comply in all material respects with the Subadviser’s Code of Ethics, as in effect from time to time. Upon request, the Subadviser shall provide the Adviser and the Trust with (i) a copy of the Subadviser’s current Code of Ethics, as in effect from time to time, and (ii) a certification that the Subadviser has adopted procedures reasonably designed to prevent Access Persons from engaging in any conduct prohibited by the Subadviser’s Code of Ethics. Annually, the Subadviser shall furnish a written report to the Adviser and the Trust’s Board concerning the Subadviser’s Code of Ethics, which annual report shall comply with the requirements of Rule 17j-1. The Subadviser shall respond to requests for information from the Adviser and the Trust as to violations of the Code by Access Persons and the sanctions imposed by the Subadviser. The Subadviser shall notify the Adviser and the Trust promptly (or in a time and manner as might otherwise by requested by said Chief Compliance Officers) of any material violation of the Code, whether or not said violation relates to a security held by a Fund.

3.	Information and Reporting.

The Subadviser shall provide the Adviser, the Trust, and the Adviser’s and the Trust’s respective officers with such periodic reports concerning the obligations that the Subadviser has assumed under this Agreement as the Adviser and the Trust from time to time reasonably may request.

(a) Notification of Breach / Compliance Reports. The Subadviser shall notify the Trust’s Chief Compliance Officer and Adviser’s Chief Compliance Officer promptly (or in a time and manner as might otherwise by requested by said Chief Compliance Officers) upon detection of (i) any material failure to manage a Fund in accordance with the Fund’s investment objectives and policies or any applicable law; or (ii) any material breach of any of the Fund’s or the Subadviser’s policies, guidelines, or procedures. In addition, to the extent all of the Fund’s assets are allocated to be managed by the Sub-Adviser, the Subadviser shall provide a quarterly report regarding each Fund’s compliance with the Fund’s investment objectives and policies, applicable law, including, but not limited to, the 1940 Act and Subchapter M of the Code, and the Fund’s and the Adviser’s policies, guidelines, or procedures as applicable to the Subadviser’s obligations under this Agreement. The Subadviser acknowledges and agrees that the Adviser, in the Adviser’s discretion, may provide these quarterly compliance certifications to the Board. The Subadviser agrees to correct any said failure promptly and to take any action that the Board and/or the Adviser reasonably may request in connection with any said breach. Upon request, the Subadviser also shall provide the officers of the Trust with supporting certifications relating to the Subadviser’s services in connection with such certifications of Fund financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act of 2002, as amended. The Subadviser promptly shall notify the Trust and the Adviser in the event that: (i) the Subadviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which a Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Subadviser with the federal or state securities laws related to the Subadviser’s ability to provide services under this Agreement; or (ii) an actual change in control of the Subadviser resulting in an “assignment” (as that term is defined in the 1940 Act) has occurred or otherwise is proposed to occur.

(b) Inspection. Upon reasonable request, the Subadviser agrees to make the Subadviser’s records and premises (including the availability of the Subadviser’s employees for interviews) -- to the extent that these records relate to the conduct of services provided to each Fund or the Subadviser’s conduct of the Subadviser’s business as an investment adviser -- reasonably available for compliance audits by the Adviser and/or the Trust’s officers, employees, accountants, or counsel; in this regard, the Trust and the Adviser acknowledge that the Subadviser shall have no obligation to make available proprietary information unrelated to the services provided by the Subadviser to the Fund or any information related to other clients of the Subadviser, except to the extent necessary for the Adviser to confirm the absence of any conflict of interest and compliance with any laws, rules, or regulations in the Subadviser’s management of the Fund.

(c) Board and Filings Information. The Subadviser shall provide the Adviser and the Trust with any information reasonably requested regarding the Subadviser’s management of each Fund required for any meeting of the Board, or for any shareholder report, Form N-CSR, Form N-PX, Form N-CEN, Form N-PORT, amended registration statement, proxy statement, or prospectus supplement to be filed by the Trust with the Commission. The Subadviser shall make the Subadviser’s officers and employees available to meet with the Board from time to time on due notice to review the Subadviser’s investment management services to the Fund in light of current and prospective economic and market conditions and shall furnish to the Board such information as may reasonably be necessary in order for the Board to evaluate this Agreement or any proposed amendments thereto.

(d) Transaction Information. The Subadviser shall furnish to the Adviser and the Trust such information concerning portfolio transactions as may be necessary to enable the Adviser, the Trust, or the Adviser’s or the Trust’s respective designated agents to perform such compliance testing on each Fund and the Subadviser’s services as the Adviser and the Trust, in the Adviser’s or the Trust’s respective sole discretion, may determine to be appropriate.

4.	Brokerage.

(a) Principal Transactions. In connection with purchases or sales of securities for the account of a Fund, neither the Subadviser nor any of the Subadviser’s directors, officers, or employees shall act as a principal or agent or receive any commission except as permitted by the 1940 Act.

(b) Placement of Orders. The Subadviser shall arrange for the placing of all orders for the purchase and sale of securities for each Fund’s account with brokers or dealers selected by the Subadviser. The Subadviser shall place these orders with or through such persons, brokers, or dealers chosen by the Subadviser to carry out the policy with respect to brokerage set forth in the Fund’s Prospectus or as the Board or the Adviser may direct in writing from time to time, in conformity with all Federal securities laws and subject to the provisions of Section 4 of this Agreement.

(c) Best Execution. The Sub-Adviser will act in good faith and with reasonable skill and care in the selection, use and monitoring of brokers and dealers. In executing Fund transactions and selecting brokers or dealers, the Subadviser is directed at all times to use the Subadviser’s best efforts to seek on behalf of each Fund the most-favorable execution, net price, and best overall terms available under the circumstances. In assessing the best overall terms available for any transaction, the Subadviser shall consider all factors that the Subadviser deems relevant, including, among other factors, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. The Subadviser shall have the express authority to negotiate, open, continue, and terminate brokerage accounts and other trading arrangements with respect to all portfolio transactions entered into by the Subadviser for a Fund.

(d) Access To Brokerage and Research. It also is understood that it is desirable for each Fund that the Subadviser have access to brokerage and research services provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers, consistent with Section 28(e) of the 1934 Act and any Commission staff interpretations thereof. The Subadviser, therefore, is authorized to place orders for the purchase and sale of securities for the Fund with these brokers, subject to review by the Adviser and the Board from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by these brokers may be useful to the Subadviser in connection with the Subadviser’s or the Subadviser’s affiliates’ services to other clients.

In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Subadviser, therefore, also may consider the “brokerage and research services” provided (as this term is defined in Section 28(e) of the 1934 Act). Consistent with any guidelines established by the Board and Section 28(e) of the 1934 Act, the Subadviser is authorized to pay to a broker or dealer who provides said brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Subadviser in good faith determines that this commission was reasonable in relation to the value of the brokerage and research services provided by the broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Subadviser to the Subadviser’s discretionary clients, including the Funds.

(e) Affiliated Brokers. The Subadviser or any of the Subadviser’s affiliates may act as broker in connection with the purchase or sale of securities or other investments for a Fund, subject to: (i) the requirement that the Subadviser seek to obtain best execution and price within the policy guidelines determined by the Board and set forth in the Fund’s current Registration Statement; (ii) the provisions of the 1940 Act; (iii) the provisions of the Advisers Act; (iv) the provisions of the 1934 Act; and (v) other provisions of applicable law. These brokerage services are not within the scope of the duties of the Subadviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Subadviser or the Subadviser’s affiliates may receive brokerage commissions, fees, or other remuneration from a Fund for these services in addition to the Subadviser’s fees for services under this Agreement. In no instance will securities in the account of a Fund be purchased from or sold to the Subadviser or any affiliated person of the Subadviser as principal except as may be permitted by the 1940 Act or an exemption therefrom.

(f) Aggregated Transactions. The Subadviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, the Subadviser, or the Trust’s principal underwriter) if the Subadviser believes that the quality of the transaction and the commission are comparable to what these would be with other qualified firms. On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable law and regulations, may aggregate the order for securities to be sold or purchased. In said event, the Subadviser shall allocate securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Subadviser reasonably considers to be equitable and consistent with the Subadviser’s fiduciary obligations to the Fund and to such other clients under the circumstances.

(g) Reporting of Transactions. The Subadviser shall provide each Fund’s custodian on each business day with information relating to all transactions concerning the Assets and shall provide the Adviser with such information upon request of the Adviser and shall otherwise cooperate with and provide reasonable assistance to the Adviser, the Trust’s administrator, the Trust’s custodians and foreign custodians, the Trust’s transfer agent and pricing agents, and all other agents and representatives of the Trust.

5.	Custody.

Nothing in this Agreement shall permit the Subadviser to take or receive physical possession of cash, securities, or other investments of a Fund.

6.	Allocation of Charges and Expenses.

The Subadviser shall bear the Subadviser’s own costs of providing services hereunder. Other than as herein specifically indicated, the Subadviser shall not be responsible for a Fund’s or the Adviser’s expenses, including brokerage and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments.

7.	Representations, Warranties, and Covenants.

(a) Properly Registered. The Subadviser is registered as an investment adviser under the Advisers Act, and shall remain so registered for the duration of this Agreement. The Subadviser is not prohibited by the Advisers Act or the 1940 Act from performing the services contemplated by this Agreement, and, to the best knowledge of the Subadviser, there is no proceeding or investigation that reasonably is likely to result in the Subadviser being prohibited from performing the services contemplated by this Agreement. The Subadviser agrees promptly to notify the Trust and the Adviser of the occurrence of any event that would disqualify the Subadviser from serving as an investment adviser to an investment company. The Subadviser is in compliance in all material respects with all applicable Federal and state laws in connection with the Subadviser’s investment management operations.

(b) ADV Disclosure. The Subadviser has provided the Adviser and the Trust with a complete copy of Part 1 of the Subadviser’s Form ADV, as most-recently filed with the Commission, and with a complete copy of Part 2 of the Subadviser’s Form ADV, as most-recently updated, and, promptly after filing any amendment to the Subadviser’s Form ADV with the Commission or updating Part 2 of the Subadviser’s Form ADV, shall furnish a complete copy of said amendments or updates to the Adviser and the Trust. The information contained in the Adviser’s Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which said statements were made, not misleading.

(c) Fund Disclosure Documents. With respect to disclosure of information regarding the Subadviser and the Subadviser’s services under this Agreement, the Subadviser has reviewed, and in the future shall review, the Registration Statement, summary prospectus, prospectus, statement of additional information, periodic reports to shareholders, reports and schedules filed with the Commission (including any amendment, supplement, or sticker to any of the foregoing), and advertising and sales material relating to each Fund (collectively the “Disclosure Documents”), and represents and warrants that, to the best of its knowledge, said disclosure in said Disclosure Documents shall contain no untrue statement of any material fact and do not and shall not omit any statement of material fact required to be stated therein or necessary to make the statements therein not misleading.

(d) Use of the Name “Brown Advisory LLC”. Subject to the terms set forth in Section 8(a) of this Agreement, the Subadviser has the right to use the name “Brown Advisory LLC” in connection with the Subadviser’s services to the Trust, and the Trust shall have the right to use the name “Brown Advisory LLC” in connection with the management and operation of each Fund until this Agreement is terminated as set forth herein. The Adviser is not aware of any threatened or existing actions, claims, litigation, or proceedings that adversely would affect or prejudice the rights of the Subadviser or the Trust to use the name “Brown Advisory LLC.”

(e) Insurance. The Subadviser maintains errors and omissions insurance coverage in an appropriate amount as determined by the Subadviser and shall provide prior written notice to the Trust and the Adviser: (i) of any material changes in the Subadviser’s insurance policies or insurance coverage; or (ii) if any material claims related to the Subadviser’s services under this Agreement shall be made on the Subadviser’s insurance policies. Furthermore, the Subadviser, upon reasonable request, shall provide the Trust and the Adviser with any information that the Subadviser reasonably may require concerning the amount of or scope of said insurance.

(f) No Detrimental Agreement. The Subadviser represents and warrants that the Subadviser has no arrangement or understanding with any party, other than the Adviser and the Trust, that would influence the decision of the Subadviser with respect to the Subadviser’s selection of securities for a Fund, and that all selections shall be done in accordance with what is in the best interest of the Fund.

(g) Conflicts. The Subadviser shall act honestly, in good faith, and in the best interests of the Trust, including requiring any of the Subadviser’s personnel with knowledge of Fund activities to place the interest of each Fund ahead of said personnel’s own interests, in all personal trading scenarios that may involve a conflict of interest with the Fund, consistent with the Subadviser’s fiduciary duties under applicable law.

(h) Compliance Program of the Subadviser. The Subadviser represents and warrants that: (a) in accordance with Rule 206(4)-7 under the Advisers Act, the Subadviser has adopted and implemented and shall maintain written policies and procedures which it believes is reasonably designed to prevent violation by the Subadviser and the Subadviser’s supervised persons (as this term is defined in the Advisers Act) of the Advisers Act and the rules that the Commission has adopted under the Advisers Act; and (b) to the extent that the Subadviser’s activities or services reasonably could be expected materially to affect a Fund, the Subadviser has adopted and implemented and shall maintain written policies and procedures that the Trust’s chief compliance officer determines are reasonably designed to prevent violation of the “federal securities laws” (as this term is defined in Rule 38a-1 under the 1940 Act) by the Subadviser with respect to each Fund (the policies and procedures referred to in this Section 7(h) are referred to herein as the Subadviser’s “Compliance Program”).

(i) Standard of Care. In fulfilling its responsibilities hereunder, the Subadviser agrees that it will use the same skill and care in providing such services as it uses in providing services to other fiduciary accounts for which it has investment responsibilities.

(j) Representations. The representations and warranties in this Section 7 shall be deemed to be made on the date that this Agreement is executed and at the time of delivery of the quarterly compliance report required by Section 3(a) of this Agreement, whether or not specifically referenced in said report.

8.	Use of Names.

(a) The Name “Brown Advisory LLC”. The Adviser grants to the Subadviser a limited, non-exclusive, revocable sub-license to use the name “Brown Advisory LLC” (the “Names”). The foregoing authorization by the Adviser to the Subadviser to use the Name is not exclusive of the right of the Adviser itself to use, or to authorize others to use, the Name; the Subadviser acknowledges and agrees that, as between the Subadviser and the Adviser, the Adviser has the right to use, or authorize others to use, the Name. The Subadviser shall use the Name only in a manner consistent with uses approved by the Adviser. Notwithstanding the foregoing, neither the Subadviser nor any affiliate or agent of the subadviser shall make reference to or use the Name or any of Adviser’s respective affiliates without the prior approval of Adviser, which approval shall not be unreasonably withheld or delayed; provided, that the Subadviser is authorized to disclose the Name and the Adviser’s and each Fund’s identities as clients of the Subadviser in any representative client list prepared by the Subadviser for use in marketing materials. The Adviser has obtained all licenses and permissions necessary for the Subadviser to use any index data provided to the Subadviser by the Adviser or Adviser’s agent under this Agreement and the Subadviser is not required to obtain any said licenses or permissions itself.

The Trust grants to the Subadviser a sub-license to use a Fund’s name or the Funds’ names (collectively, a “Fund Name”). The foregoing authorization by the Trust to the Subadviser to use a Fund Name is not exclusive of the right of the Adviser itself to use, or to authorize others to use, a Fund Name. The Subadviser shall use a Fund Name only in a manner consistent with uses approved by the Trust. The Subadviser hereby agrees to make all reasonable efforts to cause any affiliate or agent of the Subadviser to satisfy the foregoing obligation in connection with any services said affiliates or agents provide to the Subadviser or to a Fund under this Agreement.

(b)  The Name “Vident Investment Advisory”. The Subadviser grants to the Adviser and Trust a non-exclusive sub-license to use the name “Vident Investment Advisory” (the “Subadviser Name”) in connection with the Funds. The foregoing authorization by the Subadviser to the Adviser to use the Subadviser Name is not exclusive of the right of the Subadviser itself to use, or for the Subadviser to authorize others to use, the Subadviser Name; the Adviser acknowledges and agrees that, as between the Adviser and the Subadviser, the Subadviser has the right to use, or authorize others to use, the Subadviser Name. The Adviser shall use the Subadviser Name only in a manner consistent with uses approved by the Subadviser. Notwithstanding the foregoing, neither the Adviser nor any affiliate or agent of the Adviser shall make reference to or use the Subadviser Name or any of the Subdviser’s respective affiliates or clients names without the prior approval of the Subadviser, which approval shall not be unreasonably withheld or delayed. The Adviser hereby agrees to make all reasonable efforts to cause the Trust and any affiliate or agent of the Adviser to satisfy the foregoing obligation. The sub-license granted herein in regard to a Fund shall terminate in the event that the Subadviser no longer is a subadviser to the Fund.

9.	Subadviser’s Compensation.

The Adviser shall pay to the Subadviser, as compensation for the Subadviser’s services hereunder, a fee, determined as described in Schedule A that is attached hereto and made a part hereof. Said fee shall be computed daily and paid not less than monthly in arrears by the Adviser. A Fund shall have no responsibility for any fee payable to the Subadviser except as may be required pursuant to a Fund liquidation.

The Subadviser shall be compensated based on the portion of Fund Assets allocated to the Subadviser by the Adviser. The method for determining net assets of a Fund for purposes hereof shall be the same as the method for determining net assets for purposes of establishing the offering and redemption prices of Fund shares as described in the Fund’s prospectus. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in said month.

10.	Independent Contractor.

In the performance of the Subadviser’s duties hereunder, the Subadviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent a Fund, the Trust, or the Adviser in any way or otherwise be deemed to be an agent of the Fund, the Trust, or the Adviser. If any occasion should arise in which the Subadviser gives any advice to the Subadviser’s clients concerning the shares of a Fund, the Subadviser shall act solely as investment counsel for said clients and not in any way on behalf of the Fund.

11.	Assignment and Amendments.

This Agreement automatically shall terminate, without the payment of any penalty, either: (i) in the event of the Agreement’s “assignment” (as that term is defined in Section 2(a)(4) of the 1940 Act); or (ii) in the event of the termination of the Management Agreement; provided, that said termination shall not relieve the Adviser or the Subadviser of any liability incurred hereunder.

This Agreement may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

12.	Duration and Termination.

This Agreement shall become effective as of the date executed and shall remain in full force and effect continually thereafter, subject to renewal as provided in Section 12(d) hereof and unless terminated automatically as set forth in Section 11 hereof or until terminated as follows:

(a) The Trust may cause this Agreement to terminate either (i) by vote of the Trust’s Board or (ii) with respect to a Fund, upon the affirmative vote of a majority of the outstanding voting securities of the Fund; or

(b) The Adviser at any time may terminate this Agreement by not more than sixty (60) days’ nor less than thirty (30) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Subadviser and the Trust; or

(c) The Subadviser at any time may terminate this Agreement by not more than sixty (60) days’ nor less than thirty (30) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Adviser and the Trust; or

(d) This Agreement automatically shall terminate two (2) years from the date of the Agreement’s execution unless the Agreement’s renewal specifically is approved at least annually thereafter by: (i) a majority vote of the Trustees, including a majority vote of said Trustees who are not interested persons of the Trust, the Adviser, or the Subadviser, at a meeting called for the purpose of voting on said approval; or (ii) the vote of a majority of the outstanding voting securities of the Fund; provided, however, that, if the continuance of this Agreement is submitted to the shareholders of the Fund for the shareholders’ approval and said shareholders fail to approve said continuance of this Agreement as provided herein, the Subadviser may continue to serve hereunder as to the Fund in a manner consistent with the 1940 Act and the rules and regulations thereunder; and

(e)  Termination of this Agreement pursuant to this Section shall be without payment of any penalty.

In the event of termination of this Agreement for any reason, the Subadviser, promptly upon notice of termination or on such later date as may be specified in said notice, shall cease all activity on behalf of a Fund and with respect to any of the Fund’s assets, except as expressly directed by the Adviser or as otherwise required by any fiduciary duties of the Subadviser under applicable law. In addition, the Subadviser shall deliver the Fund’s Books and Records to the Adviser and the Trust by such means and in accordance with such schedule as the Adviser and the Trust, respectively, shall direct and otherwise shall cooperate, as reasonably directed by the Adviser and the Trust, in the transition of portfolio asset management to any successor of the Subadviser, including the Adviser. Notwithstanding the foregoing, the Subadviser shall retain Fund’s Books and Records required to be retained under applicable law.

13.	Certain Definitions.

For the purposes of this Agreement:

(a) “Affirmative vote of a majority of the outstanding voting securities of the Fund” shall have the meaning as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

(b) “Interested persons” and “Assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

14.	Liability of the Subadviser.

(a) The Subadviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of statements in a Fund’s Disclosure Documents relating to the Subadviser and the Subadviser’s affiliates and other information supplied by the Subadviser for inclusion therein.

(b) The Subadviser shall be liable to a Fund for any loss (including transaction costs) incurred by the Fund as a result of any investment or trade error made by the Subadviser in contravention of: (i) any investment policy, guideline, or restriction set forth in the Registration Statement or as approved by the Board from time to time and provided to the Subadviser; or (ii) applicable law, including, but not limited to, the 1940 Act (the investments described in this subsection (b) collectively are referred to as “Improper Investments”).

(c) The Subadviser shall indemnify and hold harmless each of (i) the Trust, each affiliated person of the Trust within the meaning of Section 2(a)(3) of the 1940 Act, and each person who controls the Trust within the meaning of Section 15 of the 1933 Act (any said person, a “Trust Indemnified Party”), and (ii) the Adviser, each affiliated person of the Adviser within the meaning of Section 2(a)(3) of the 1940 Act, and each person who controls the Adviser within the meaning of Section 15 of the 1933 Act (any said person, an “Adviser Indemnified Party”) (said Trust Indemnified Parties and said Adviser Indemnified Parties hereinafter referred to collectively as the “Indemnified Parties”), against any and all losses, claims, damages, expenses, or liabilities (including the reasonable cost of investigating and defending any alleged loss, claim, damage, expense, or liability and reasonable counsel fees incurred in connection therewith) to which any said person may become subject under the 1933 Act, the 1934 Act, the 1940 Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as said losses, claims, damages, expenses, or liabilities (or actions in respect thereof) arise out of or are based upon: (i) a material breach by the Subadviser of this Agreement or of the representations and warranties made by the Subadviser herein; (ii) any Improper Investment; (iii) any untrue statement of a material fact by the Subadviser contained in any Disclosure Document relating to the Subadviser and the Subadviser’s affiliates and other information supplied by Subadviser for inclusion therein, or the omission by the Subadviser from a Disclosure Document of a material fact regarding the Subadviser or the Subadviser’s investment program required to be stated therein or necessary to make the statements therein not misleading; or (iv) the Subadviser’s performance or non-performance of the Subadviser’s duties hereunder; provided, however, that: (i) nothing herein shall be deemed to protect any Adviser Indemnified Party against any liability to the Subadviser to which said Adviser Indemnified Party otherwise would be subject by reason or willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of said person related to the services contemplated under this Agreement; and (ii) that nothing herein shall be deemed to protect any Indemnified Party who is a Trustee or officer of the Trust against any liability to the Trust or to the Trust’s shareholders to which said Indemnified Party otherwise would be subject by reason or willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of said person’s office with the Trust.

(d) The Adviser shall indemnify and hold harmless the Subadviser, each affiliated person of the Subadviser within the meaning of Section 2(a)(3) of the 1940 Act, and each person who controls the Subadviser within the meaning of Section 15 of the 1933 Act (any said person, a “Subadviser Indemnified Party”) against any and all losses, claims, damages, expenses, or liabilities (including the reasonable cost of investigating and defending any alleged loss, claim, damage, expense, or liability and reasonable counsel fees incurred in connection therewith) to which any said person may become subject under the 1933 Act, the 1934 Act, the 1940 Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as said losses, claims, damages, expenses, or liabilities (or actions in respect thereof) arise out of or are based upon: (i) a material breach by the Adviser of this Agreement or of the representations and warranties made by the Adviser herein; or (ii) any untrue statement of a material fact supplied by, or which is the responsibility of, the Adviser contained in any Disclosure Document relating to the Adviser and the Adviser’s affiliates and other information supplied by Adviser for inclusion therein, or the omission by the Adviser from a Disclosure Document of a material fact regarding the Adviser required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in direct reliance upon information furnished to the Adviser by the Subadviser; provided, however, that nothing herein shall be deemed to protect any Subadviser Indemnified Party against any liability to the Adviser to which said Subadviser Indemnified Party otherwise would be subject by reason or willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of said person related to the services contemplated under this Agreement.

15.	Confidentiality.

(a) From time to time, a party may disclose, exchange, or make available, the party’s “Confidential Information” (as that term is defined below) to the other parties. For purposes of this Agreement, “Confidential Information” shall mean any information, data, or materials pertaining to a party’s (the “Discloser”) or the party’s affiliates’ or subsidiaries’ business, financial, or internal plans or affairs, regardless of form of communication (whether oral, in hard copy, electronic, or any other medium whatsoever), and whether furnished before, on, or after the date of this Agreement, that is not currently available to the general public, and for which the owning party derives actual or potential value from said unavailability.

(b) Confidential Information shall NOT include: (i) any information that is or becomes generally available to the public through no breach of this Agreement by recipient (the “Recipient”); (ii) any information that is disclosed to the Recipient on a non-confidential basis by a third party who, to the Recipient’s knowledge after due inquiry, has legitimate possession thereof and the unrestricted right to make this disclosure; and (ii) any information developed by the Recipient independently of, and without reference to, any Confidential Information disclosed by the Discloser to the Recipient.

(c) The Recipient acknowledges that any Confidential Information provided by the Discloser to the Recipient shall be used by the Recipient solely for purposes related to the Agreement, and, except as provided in a subsequent written agreement between the parties, the provision of Confidential Information shall not be construed as creating any express or implied license to develop or otherwise use the Confidential Information in any manner. The Recipient agrees:

(i)	to take reasonable steps to safeguard the Confidential Information from theft, piracy, or unauthorized access, and to hold the Confidential Information in strict confidence and secrecy using at least the same level of care and protection against disclosure as the Recipient uses in protecting the Recipient’s own confidential and proprietary information;

(ii)	not to use the Confidential Information for any purpose other than those purposes related to this Agreement;

(iii)	not to reveal or disclose the Confidential Information to any individual, firm, or entity without the prior written consent of the Discloser, other than as set forth in (v) below;

(iv)	to inform third-party recipients of the confidential nature of the Confidential Information; and

(v)	to disclose Confidential Information to the Recipient’s officers, directors, representatives, agents, or employees only on a “need-to-know” basis and to inform these individuals of the obligations of these individuals under this Agreement, taking such steps as may be reasonable in the circumstances, or as may be reasonably requested by the Discloser, to prevent any unauthorized disclosure, copying, or use of the Confidential Information.

(d) Neither the Discloser nor any of the Discloser’s officers, directors, employees, or controlling persons make any express or implied representation or warranty as to the completeness and accuracy of any Confidential Information, and the Recipient agrees that none of these persons shall have any liability to the Recipient or any of the Recipient’s representatives and agents relating to or arising from the use of any Confidential Information or for any errors therein or omissions therefrom.

(e) The Recipient acknowledges that any Confidential Information provided pursuant to this Agreement constitutes unique, valuable, and special business of the Discloser. The Recipient agrees that a violation of any material provision of this Agreement may cause the Discloser irreparable injury for which the Discloser would have no adequate remedy at law, and agrees that the Discloser may be entitled to seek immediate injunctive relief prohibiting said violation, without bond, in addition to any other rights and remedies available to the Discloser.

(f) Neither party shall be liable for disclosure of Confidential Information made to any court of proper jurisdiction, regulatory, self-regulatory, governmental agency or examining authority having jurisdiction over either party and pursuant to subpoena, court order, or other legal process or as otherwise required by law or regulation. The Recipient shall provide the Discloser with prompt written notice of said request or requirement for disclosure, unless prevented by applicable law or regulation. If requested, the Recipient shall reasonably cooperate at the Discloser’s expense in defending against any said court or administrative order.

(g) It is understood and agreed that regulators having jurisdiction over any of the parties shall have unrestricted access to all books, records, files, and other materials in a party’s possession, including the Confidential Information, and disclosure of the Confidential Information to these persons solely for purposes of supervision or examination may occur without written notice to or authorization from the Discloser.

(h) In fulfilling its responsibilities under this Agreement, the Subadviser confirms that, consistent with its compliance program as referenced in Section 7.(h) above, it maintains certain organizational and security measures and practices which are intended to : (i) maintain the security and confidentiality of the Fund data; (ii) protect against reasonably anticipated threats or hazards to the security or integrity of the Fund data; and (iii) protect against reasonably anticipated unauthorized access, use, modification, disclosure or destruction of the Fund data. Subadviser confirms that it has in place and shall maintain during the term of this Agreement, a comprehensive security program that is in compliance with data protection legislation in the United States. Subadviser confirms that upon any potential or actual known security breach Subadviser will: (i)(a) promptly investigate such breach or potential breach; (b) promptly notify the Adviser and the Trust of such breach or potential breach if the investigation reveals a likelihood that Fund information was affected; and (c) promptly take material steps to implement corrective actions. Such corrective actions shall include:

(i) performing an analysis to determine the cause of the security breach;

(ii) providing the Adviser and the Trust with a report detailing the cause of the security breach and the material involved;

(iii) promptly remedying or mitigating the security breach to a commercially reasonable extent; and

(iv) reasonably cooperating with the Adviser and the Trust and with any civil or criminal authority in any investigation or action related to the unauthorized, unlawful or accidental access, use, processing, disclosure, transfer destruction, loss or alteration.

16.	Enforceability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective, as to said jurisdiction, to the extent of said invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

17.	Limitation of Liability.

The parties to this Agreement acknowledge and agree that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any litigation arising hereunder, whether direct or indirect, and that none of the foregoing persons shall be personally liable for any liabilities of a Fund or the Trust arising from this Agreement and the provisions hereunder.

18.	Change In the Subadviser’s Ownership.

The Subadviser agrees that the Subadviser shall promptly notify the Trust of any anticipated or otherwise reasonably foreseeable change in the ownership of the Subadviser that could (i) materially impact the services provided by the Subadviser to a Fund, or (ii) that could result in a change of control of the Subadviser under Section 15(a)(4) of the 1940 Act, within a reasonable time prior to said change being effected.

19.	Jurisdiction.

This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, and the Subadviser consents to the jurisdiction of courts, both state and federal, in Delaware, with respect to any dispute under this Agreement.

20.	Paragraph Headings.

The headings of paragraphs contained in this Agreement are provided for convenience only, form no part of this Agreement, and shall not affect this Agreement’s construction.

21.	Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.	Notices.

Any written notice required by or pertaining to this Agreement shall be personally delivered to the party for whom it is intended or shall be sent to such party by prepaid first class mail or sent by electronic transmission (via email), at the address or number stated below.

If to the Trust:

If to the Subadviser:

Amrita Nandakumar, President

Vident Asset Management

1125 Sanctuary Parkway, #515

Alpharetta, GA 30009

Email: anandakumar@videntam.com

If to the Adviser:

Brown Advisory LLC

901 S Bond Street, Suite 400

Baltimore, MD 21231

Email: Legal@brownadvisory.com

23.	Subadviser CTA Disclosure.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.

BROWN ADVISORY LLC

By:	/s/ Brett D. Rogers
	Name:	Brett D. Rogers
	Title:	General Counsel

VIDENT ASSET MANAGEMENT

By:	/s/ Amrita Nandakumar
	Name:	Amrita Nandakumar
	Title:	President

ACKNOWLEDGED & ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND III

By:	/s/ Michael G. Beattie
	Name:	Michael G. Beattie
	Title:	President

SCHEDULE A

to the

INVESTMENT SUBADVISORY AGREEMENT

dated November 6, 2024, between

BROWN ADVISORY LLC

and

VIDENT ASSET MANAGEMENT

The Adviser shall pay to the Subadviser as compensation for the Subadviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund as may be allocated by the Adviser to the Subadviser from time to time in accordance with the following fee schedule:

Fund	Rate
Brown Advisory Flexible Equity ETF	The greater of 0.05% on the first $250 million, 0.04% on the next $250 million, and 0.01% on the next $1 billion in assets, or $30,000 annually, on a per fund basis.

Once a fund exceeds $1.5 billion in assets, the total fee for that fund will be subject to an annual escalator defined as the greater of 3% or the prior year’s cumulative percentage increase of the United States Consumer Price Index - All Urban Consumers, U.S. City Average (not Seasonally-Adjusted, as of the Effective Date, identified by Series ID CUUR0000SA0), published by the Bureau of Labor Statistics, United States Department of Labor (or its successor index) (the “CPI”) during the period beginning on the date of the prior increase.

The Subadviser agrees to cap the invoiced amount to the Adviser as follows: $500,000 on all equity funds managed by the Subadviser on an annual basis, and $500,000 on all fixed income funds managed by the Subadviser on an annual (calendar year) basis.

The Adviser shall pay to the Subadviser the amount payable pursuant to any said statement not later than the later of: (i) ten (10) days after the last day of the month during which the services for the payment of which the fee is payable were rendered; or (ii) ten (10) days after receipt by the Adviser of Subadviser’s statement with respect to said month.